[Letterhead of Morse, Zelnick, Rose & Lander]

                                            March 23, 2001

Mr. Bruce G. Wilcox
Cumberland Associates LLC
1114 Avenue of the Americas
New York, NY 10036

                  Re: Milestone 20% Secured Promissory Notes

Dear Bruce:

      As per my conversation with Barry Konig, Milestone hereby offers to exchange new 20% Secured Promissory Notes (the "New Notes") for the 20% Secured Promissory Notes (the "Old Notes") now held by Cumberland Benchmarked Partners, L.P. and LongView Partners A, L.P. The New Notes will be identical to the Old Notes, except that Paragraph 2 will be revised to prevent prepayment of the New Notes in common stock until July 31, 2002 unless the stock issued in prepayment is valued at $5.00 or more under the New Notes. Paragraph 2 of the New Notes will read as follows:

      "2. Principal Payments. The Principal Amount of this Note and any Interest Payment Note and any accrued interest thereon, shall be due and payable on the Maturity Date (as defined in Paragraph 3 below) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts ("cash") or, at the option of the Maker, in shares of Common Stock, valued as set forth in Paragraph 7. The Maker shall have the option to prepay the Principal Amount and the Principal Amount of all related Interest Payment Notes, if any, together with accrued interest on all such notes to the payment date
      (a) in cash at any time before the Maturity Date, (b) in shares of Common Stock at any time after issuance but before July 31, 2002 if the Common Stock, valued as set forth in Paragraph 7, is at least $5.00 per share, or
      (c) in shares of Common Stock, valued as set forth in Paragraph 7, on or after July 31, 2002."

            If the Noteholders consent to the exchange as set forth herein, please indicate such consent by signing this letter where indicated below and returning it to our office together with the Old Notes.

                                                     Very truly yours,


                                                     /s/ Stephen A. Zelnick
                                                     Stephen A. Zelnick

Consented and agreed to:


Cumberland Benchmarked Partners, L.P.
By:  Cumberland Associates LLC

By: Bruce G. Wilcox
   ------------------------------------
       Bruce G. Wilcox


LongView Partners A, L.P.
By: Cumberland Associates LLC

By: Bruce G. Wilcox
   ------------------------------------
       Bruce G. Wilcox


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